Exhibit 4.7

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this “Agreement”) dated as of June 20, 2005 among HSBC BANK USA, NATIONAL ASSOCIATION as agent for Lenders (as defined below) (in such capacity, “Agent”), THE BANK OF NEW YORK, as Trustee and as Collateral Agent (“Subordinated Lienholder”), RAFAELLA APPAREL GROUP, INC., a Delaware corporation (“Rafaella”), and VERRAZANO, INC, a New York corporation (“Verrazano”).

BACKGROUND

As an inducement for Agent and Lenders (as defined below) to provide a secured credit facility in favor of Rafaella, which credit facility is guaranteed by Verrazano (Rafaella and Verrazano hereinafter each a “Credit Party” and collectively “the Credit Parties”), Subordinated Lienholder has agreed to enter into this Agreement to provide for the subordination of the Liens (as defined below) in the assets of Credit Parties granted to Subordinated Lienholder under the Indenture Security Agreements (as defined below) to the Liens in such assets of Credit Parties granted to Agent for its benefit and for the ratable benefit of Lenders.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.

1.1.                              General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Code” shall have the meaning set forth in Section 5.3(a) to this Agreement.

“Collateral” shall mean all of the property and interests in property, tangible or intangible, real or personal, now owned or hereafter acquired by any Credit Party in or upon which Agent for its benefit and for the ratable benefit of Lenders at any time has a Lien, and including, without limitation, all proceeds and products of such property and interests in property.

“Credit Party” and “Credit Parties” shall have the meaning set forth in the background paragraph to this Agreement.

“Creditor Agreements” shall mean, collectively, the Lending Agreements and the Subordinated Lienholder Agreements.

“Creditors” shall mean, collectively, Agent and Subordinated Lienholder and their respective successors and assigns.

“Discharge of Senior Indebtedness” shall mean payment in full in cash (or in the case of letters of credit and bank product obligations, the cash collateralization as required by the Lending Agreements) of the Senior Indebtedness (other than Senior Indebtedness consisting solely of contingent indemnification obligations under the Lending Agreements) after or concurrently with the termination or expiration of all commitments to extend credit that would constitute Senior Indebtedness.

“Documents” shall have the meaning given to the term “Other Documents” in the Loan Agreement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the applicable Uniform Commercial Code, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien under the Creditor Agreements, applicable law, in an Insolvency Proceeding or otherwise, including the election to retain Collateral in satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the Proceeds of Collateral, (d) the sale, lease, license, or other disposition of all or any portion of the Collateral, by private or public sale, other disposition or any other means permissible under applicable law, (e) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time, (f) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time, and (g) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock and including any right of recoupment or set-off) whether under the Lending Agreements, the Subordinated Lienholder Agreements, applicable law, in an Insolvency Proceeding or otherwise.

“Indenture” shall mean that certain Indenture, dated as of the date hereof, among Rafaella, the Guarantors (as defined therein) and The Bank of New York, as trustee, pursuant to which Rafaella issued $172,000,000 in aggregate principal amount of its 11.25% Senior Secured Notes due 2011, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time, subject to Section 5.6 to this Agreement.

“Indenture Security Agreements” shall mean the Second Lien Security Agreement dated as of the date hereof, made by Rafaella and Verrazano to the Subordinated Lienholder (as Collateral Agent), together with any agreements in substantially the form of any Exhibits to the Second Lien Security Agreement which are executed and delivered in accordance with the Second Lien Security Agreement.

“Insolvency Proceeding” shall have the meaning set forth in Section 5.3(a) to this Agreement.

“Lenders” shall mean each of the financial institutions named in or which hereafter become a party to the Loan Agreement.

“Lending Agreements” shall mean collectively, the Loan Agreement, the Notes and the other Documents, each as from time to time in effect.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements,

rights of way and the like), lien (statutory or other), charge against or interest in property, security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing, in each case of any kind. to secure payment of a debt or performance of an obligation.

“Loan Agreement” shall mean the Revolving Credit and Security Agreement dated as of June 20, 2005 among Credit Parties, Lenders and Agent, as the same may be amended, supplemented, modified or restated from time to time.

“Maximum Priority Debt Amount” shall mean, as of any date of determination, the outstanding principal amount (including the undrawn amount of all letters of credit) of Senior Indebtedness as of such date up to, but not in excess of, an aggregate principal amount equal to the amount permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” contained in the Indenture, plus all costs, interest fees and expenses payable by Credit Parties to Lenders and Agent, minus the amount of all permanent commitment reductions made or required to be made pursuant to the Indenture from and after the date hereof.

“Person” shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity or a government or any agency, instrumentality or political subdivision thereof.

“Petition” shall have the meaning set forth in Section 5.3(a) to this Agreement.

“Proceeds” shall mean (i) all “proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (ii) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Senior Creditors” shall mean the Agent, the Lenders and any other Persons for which a Lien on the Collateral is granted pursuant to the Lending Agreements.

“Senior Indebtedness” shall mean all Obligations of any kind owed by Credit Parties to Lenders and/or Agent from time to time under or pursuant to any of the Lending Agreements including, without limitation, all principal, interest (including all interest, charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party) accruing thereon, charges, expenses, fees and other sums chargeable to any Credit Party by Lenders and/or Agent, and reimbursement, indemnity or other obligations due and payable to Lenders and/or Agent. Senior Indebtedness shall continue to constitute Senior Indebtedness, notwithstanding the fact that such Senior Indebtedness or any claim for such Senior Indebtedness is subordinated, avoided or disallowed under the Code or other applicable law. Senior Indebtedness shall also include any indebtedness of any Credit Party incurred in connection with a refinancing of the Senior Indebtedness under the Lending Agreements provided that the terms and conditions of the agreements, documents and instruments related to such refinancing, taken as a whole, do not materially impair the rights of the Subordinated Creditors and are not materially more adverse to the Subordinated Creditors than those set forth in the Lending Agreements, as in effect on the date of such refinancing.

“Standstill Period” shall have the meaning set forth in Section 2.7(b) of this Agreement.

“Subordinated Creditors” shall mean the Subordinated Lienholder, the Noteholders (as defined in the Indenture) and any other Persons for which a Lien on the Collateral is granted pursuant to the Indenture Security Agreements.

“Subordinated Indebtedness” shall mean all Obligations (as defined in the Indenture) of any kind owed by Credit Parties to any Subordinated Creditor from time to time under or pursuant to any of the Subordinated Lienholder Agreements including, without limitation, all principal, interest (including all interest, charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party) accruing thereon, charges, expenses, fees and other sums chargeable to any Credit Party by any Subordinated Creditor, and reimbursement, indemnity or other obligations due and payable to any Subordinated Creditor. Subordinated Indebtedness shall continue to constitute Subordinated Indebtedness, notwithstanding the fact that such Subordinated Indebtedness or any claim for such Subordinated Indebtedness is subordinated, avoided or disallowed under the Code or other applicable law. Subordinated Indebtedness shall also include any indebtedness of any Credit Party incurred in connection with a refinancing of the Subordinated Indebtedness under the Subordinated Lienholder Agreements if the terms and conditions of the agreements, documents and instruments related to such refinancing are permitted under the terms of the Lending Agreements.

“Subordinated Lienholder” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Subordinated Lienholder Agreements” shall mean, collectively, the Indenture, Indenture Security Agreements and all promissory notes, agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Credit Party or any other Person to, with or in favor of the Subordinated Lienholder in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2.                              Other Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1.3.                              Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Except as expressly set forth herein, all references to any instruments or agreements, including, without limitation, references to any of the Creditor Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

2.                                       Intercreditor Provisions.

2.1.                              Acknowledgment of Lien. Each Creditor hereby agrees and acknowledges that the other Creditor has been granted a Lien upon the Collateral.

2.2.                              Priority. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Creditor in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Creditor Agreements, the Liens upon the Collateral of Agent have and shall have priority over the Liens upon the Collateral of Subordinated Lienholder and such Liens of Subordinated Lienholder are and shall be, in all respects, subject and subordinate to the Liens of Agent therein to the full extent of the Maximum Priority Debt Amount outstanding from time to time, so that:

(a)                                  any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of Subordinated Lienholder that secures all or any portion of the Subordinated Indebtedness, shall in all respects be junior and subordinate to all Liens granted to Agent in the Collateral to secure all or any portion of the Senior Indebtedness up to (but not in excess of) the Maximum Priority Debt Amount, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of Agent that secures all or any portion of the Senior Indebtedness in excess of the Maximum Priority Debt Amount, shall in all respects be junior and subordinate to all Liens granted to Subordinated Lienholder in the Collateral to secure all or any portion of the Subordinated Indebtedness, and

(b)                                 any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of Agent that secures all or any portion of the Senior Indebtedness up to (but not in excess of) the Maximum Priority Debt Amount, shall in all respects be senior and prior to all Liens granted to Subordinated Lienholder in the Collateral to secure all or any portion of the Subordinated Indebtedness, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of Subordinated Lienholder that secures all or any portion of the Subordinated Indebtedness, shall in all respects be senior and prior to all Liens granted to Agent in the Collateral to secure all or any portion of the Senior Indebtedness in excess of the Maximum Priority Debt Amount.

The subordination of Liens (up to the Maximum Priority Debt Amount) by Subordinated Lienholder in favor of Agent herein shall not be deemed to subordinate Subordinated Lienholder’s Liens to the Liens of any other Person. The subordination of Liens (in excess of the Maximum Priority Debt Amount) in favor of Subordinated Lienholder herein shall not be deemed to subordinate Agent’s Liens to the Liens of any other Person.

2.3.                              No Alteration of Priority. The Lien priorities provided in Section 2.2 hereof shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing (except as may be otherwise provided in this Agreement in connection with any refinancing) of any Senior Indebtedness or any indebtedness payable under the Subordinated Lienholder Agreements, nor by any action or inaction which either Creditor or Lenders may take or fail to take in respect of the Collateral.

2.4.                              Perfection.

(a)                                  Responsibility to Perfect. Each Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Creditor has been granted a Lien; provided, however, that, solely for purposes of perfecting the Liens of the Subordinated Lienholder in any portion of the Collateral in the possession of the Agent (or its agents or bailees) as part of the collateral securing the Senior Indebtedness, including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Agent acknowledges that the Agent also holds that property as bailee for the benefit of the Subordinated Lienholder for the benefit of the Subordinated Creditors. The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Creditors and shall not impose on Agent any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other Person.

(b)                                 Agreement Not to Contest or Challenge. Each Creditor agrees that it will not contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including any Insolvency Proceeding) the validity, perfection, priority or enforceability of the Liens of the other Creditor in the Collateral, and that as between Agent and Subordinated Lienholder, the terms of this Agreement shall govern even if part or all of the Senior Indebtedness or the Liens of Agent securing payment and performance thereof, on the one hand, or the Subordinated Indebtedness or the Liens of Subordinated Lienholder securing payment and performance thereof, on the other hand, are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

(c)                                  Obligations Following Discharge of Senior Indebtedness. Following the Discharge of Senior Indebtedness, the Agent, on behalf of itself and the Lenders, agrees that it will not take any action that would hinder any exercise of remedies undertaken by Subordinated Lienholder or any other Subordinated Creditor under the Subordinated Lienholder Agreements, including any public or private sale, lease, exchange, transfer, or other disposition of the Collateral, whether by foreclosure or otherwise. Following the Discharge of Senior Indebtedness, Agent, on behalf of itself and the Lenders, hereby waives any and all rights it may have as a junior lien creditor or otherwise to contest, protest, object to, interfere with the manner in which Subordinated Lienholder or any other Subordinated Creditor seeks to enforce the Liens in any portion of the Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Collateral even if any portion of the Liens securing the Subordinated Indebtedness are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise). Upon the Discharge of Senior Indebtedness, the Agent will, to the extent permitted by applicable law, deliver to (1) the Subordinated Lienholder or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Agent or any holder of Senior Indebtedness, and (b) all proceeds of Collateral held by, or on behalf of, the Agent or any holder of Senior Indebtedness, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Senior Indebtedness or Subordinated Indebtedness, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

2.5.                              Sale of Collateral. Agent and Subordinated Lienholder shall release their respective Liens upon any Collateral in the event that such Collateral is sold, transferred or otherwise disposed of by any Credit Party in a transaction or other circumstance that complies with Section 4.10 of the Indenture and is permitted by all other Creditor Agreements, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided, that the Subordinated Lienholder’s Liens upon such Collateral will not be released if the sale or disposition is subject to Section 5.01 of the Indenture.

2.6.                              Management of Collateral. Agent shall have the exclusive right to manage, perform and enforce the terms of the Lending Agreements with respect to the Collateral and to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to enforce or settle insurance claims, take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral. In connection therewith, Subordinated Lienholder waives any and all rights to affect the method or challenge the appropriateness of any action by Agent.

2.7.                              Exercise of Secured Creditor Remedies.

(a)                                  In no event shall Subordinated Lienholder Exercise Any Secured Creditor Remedies (other than those described in Section 2.7(e) below) prior to the Discharge of Senior Indebtedness; nor shall Subordinated Lienholder join in, solicit any other person to, or act to cause the commencement of, any case involving any Credit Party under any state or federal bankruptcy or insolvency laws or seek the appointment of a receiver for the affairs or property of any Credit Party prior to the Discharge of Senior Indebtedness. In the event Subordinated Lienholder shall receive any payment or distribution of any kind representing proceeds of any Collateral as to which its Lien in the Collateral is or is required to be subordinated to the Lien of Agent, prior to the Discharge of Senior Indebtedness, such sums shall be held in trust by Subordinated Lienholder for the benefit and on account of Agent and such amounts shall be paid to Agent for application to the then unpaid Senior Indebtedness under the Lending Agreements. Acceleration of the Subordinated Indebtedness in accordance with the provisions of the Indenture shall not be deemed an “Exercise of Secured Creditor Remedies” and is not prohibited by this Agreement.

(b)                                 Notwithstanding the provisions of Section 2.7(a), following the expiration of 180 days from the date Agent receives written notice from Subordinated Lienholder that the Subordinated Lienholder has accelerated the obligations secured by the Liens of the Subordinated Lienholder (the “Standstill Period”), the Subordinated Lienholder may Exercise Any Secured Creditor Remedies unless prior to the expiration of such time period or at any time thereafter, the Agent has commenced and is diligently pursuing the Exercise of Secured Creditor Remedies against all or a material portion of the Collateral.

(c)                                  No Other Restrictions. Except as expressly set forth in this Agreement, each of the Subordinated Lienholder, the other Subordinated Creditors, the Agent and the Lenders shall have any and all rights and remedies it may have as a creditor under applicable law, including the rights to exercise all rights and remedies in foreclosure or otherwise with respect to any of the Collateral; provided, however, that any such exercise by the Subordinated Lienholder or the other Subordinated Creditors, and any collection or sale of all or any portion of the Collateral by the Subordinated Lienholder or the other Subordinated Creditors, shall be subject to the Liens of the Agent on the Collateral to the extent provided in Section 2.2 and to the provisions of this Agreement including Section 4.2 hereof. In exercising rights and remedies with respect to the Collateral, the Agent may enforce the provisions of the Lending Agreements and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law or any agreement; provided, that the Agent agrees to provide copies of any notices that it is required under applicable law to deliver to any Credit Party to the Subordinated Lienholder; provided further, that the failure to provide any such copies to the Subordinated Lienholder shall not impair any of the Agent’s rights hereunder. In the event the Subordinated Lienholder is permitted by this Agreement to exercise rights and remedies with respect to the Collateral, the Subordinated Lienholder may enforce the provisions of the Subordinated Lienholder Agreements and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law or any agreement; provided, that the Subordinated Lienholder agrees to provide copies of any notices that it is required under applicable law to deliver to any Credit Party to the Agent; provided further, that the failure to provide any such copies to the Agent shall not impair any of the Subordinated Lienholder’s rights hereunder.

(d)                                 Release of Liens.

(i)                                     In the event of any such private or public sale, Subordinated Lienholder agrees, on behalf of itself and the other Subordinated Creditors, that such sale will be free and clear of the Liens securing the Subordinated Indebtedness and, if the sale or other disposition includes the Equity Interests in any Borrower or any Guarantor, agrees to release the entities whose Equity Interests are sold from all Subordinated Indebtedness so long as Agent and Senior Lenders also release the entities whose Equity Interests are sold from all Senior Indebtedness. In furtherance thereof, Subordinated Lienholder agrees that it will execute any and all Lien releases or other documents reasonably requested by Agent in connection therewith, so long as the proceeds from such sale or other disposition of the Collateral are applied in accordance with the terms of this Agreement.

(ii)                                  If and to the extent that the Agent or its designee releases any of its Liens on any Collateral in connection with the sale, lease, exchange, transfer or other disposition of the Collateral in accordance with the terms of this Agreement, the Liens, if any, of the Subordinated Lienholder, for itself or for the benefit of the other Subordinated Creditors, on such Collateral shall be automatically, unconditionally and simultaneously released and the Subordinated Lienholder, for itself and for each of the other Subordinated Creditors, promptly shall execute and deliver to the Agent such termination statements, releases and other documents as the Agent may request to effectively confirm such release in respect of such payments. Notwithstanding the foregoing, the obligation of the Subordinated Lienholder to release its Lien on such Collateral shall arise only if such sale, lease, exchange, transfer or other disposition of the Collateral is effected in connection with an exercise of remedies or is permitted by (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by) the Lending Agreements and the terms hereof

(e)                                  Filing of Certain Claims. The Subordinated Lienholder may make such demands or file such claims in respect of the Subordinated Indebtedness as may be necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure (including, without limitation, the filing of any proofs of claim in any Insolvency Proceeding), but except as provided in this Section 2.7 or otherwise in this Agreement, the Subordinated Lienholder shall not take any actions restricted by this Agreement until the Discharge of Senior Indebtedness shall have occurred.

(f)                                    Following the Discharge of Senior Indebtedness, the Subordinated Creditors may assert their right under the UCC or otherwise to any proceeds following a sale or other disposition of Collateral by, or on behalf of, the Senior Creditors.

2.8.                              Section 9-611 Notice and Waiver of Marshaling. Subordinated Lienholder and Agent acknowledge that this Agreement shall constitute notice of their respective interests in the Collateral as provided by Section 9-611 of the New York Uniform Commercial Code and each hereby waive any right to compel any marshaling of any of the Collateral.

3.                                       Actions of the Parties.

3.1.                              Limitation of Certain Actions. Notwithstanding any other provision hereof, prior to the date that the Discharge of Senior Indebtedness occurs or, if earlier, the termination of the Standstill Period, the Subordinated Lienholder will not:

(a)                                  commence receivership or foreclosure proceedings against any Credit Party, or any Collateral;

(b)                                 make demands or file claims in respect of the Subordinated Indebtedness except as permitted under Section 2.7(e) hereof;

(c)                                  sell, collect, transfer or dispose of any Collateral or Proceeds; or

(d)                                 notify third party account debtors to make payment directly to it or any of its agents or other Persons acting on its behalf.

3.2.                              Receipt of Proceeds or Collateral in Certain Cases. The Agent is not and shall not be deemed to be a fiduciary of any kind for any Subordinated Creditor or any other Person. The Subordinated Lienholder is not and shall not be deemed to be a fiduciary of any kind for the Agent, the Lenders or any other Person. In the event that (a) any of Subordinated Creditor receives any Proceeds or Collateral in contravention of the priority of Liens under Section 2.2, or (b) the Agent or any Lender receives any Proceeds or Collateral in contravention of the priority of Liens under Section 2.2, it shall promptly pay over such Proceeds or Collateral to (i) in the case of clause (a), the Agent, or (ii) in the case of clause (b), the Subordinated Lienholder, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.2 of this Agreement.

4.                                       Notices and Application of Proceeds.

4.1.                              Notices of Exercise. Concurrently with any exercise by the Subordinated Lienholder of any of its rights and remedies under the Subordinated Lienholder Agreements following the occurrence of any default under the Subordinated Lienholder Agreements, the Subordinated Lienholder shall give notice of such exercise to the Agent and shall only exercise such rights or remedies in a manner consistent with the terms of this Agreement. Concurrently with any exercise by the Agent of any of its rights and remedies under the Lender Agreements following the occurrence of any default under the Lender Agreements, the Agent shall give notice of such exercise to the Subordinated Lienholder and shall only exercise such rights or remedies in a manner consistent with the terms of this Agreement.

4.2.                              Application of Proceeds. The Agent and Subordinated Lienholder hereby agree that all Collateral and all Proceeds received by either of them upon the Exercise of Secured Creditor Remedies shall be applied, first, to the payment of costs and expenses of the Agent or, to the extent it was permitted to engage in the Exercise of Secured Creditor Remedies, Subordinated Lienholder, as applicable, in connection with such exercise, second, to the payment of the Senior Indebtedness up to (but not in excess of) the Maximum Priority Debt Amount,

third, to the payment of the Subordinated Indebtedness,

fourth, to the payment of any Senior Indebtedness in excess of the Maximum Priority Debt Amount, and fifth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clause will be paid to the applicable Credit Party, its successors or assigns, or as a court of competent jurisdiction may direct.

In exercising remedies, whether as a secured creditor or otherwise, the Agent shall have no obligation or liability to the Subordinated Lienholder or to any other Subordinated Creditor and the Subordinated Lienholder shall have no obligation or liability to the Agent or any Lender regarding the adequacy of any Proceeds following any commercially reasonable sale or for any action or omission save and except solely an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement

5.                                       Miscellaneous.

5.1.                              Survival of Rights. The right of Agent to enforce the provisions of this Agreement shall not be prejudiced or impaired by any act or omitted act of any Credit Party, Lenders or Agent, including forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any Senior Indebtedness or noncompliance by any Credit Party with such provisions, regardless of the actual or imputed knowledge of Lenders or Agent. The right of Subordinated Lienholder to enforce the provisions of this Agreement shall not be prejudiced or impaired by any act or omitted act of any Credit Party, or Subordinated Creditor, including forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security in respect of any Subordinated Indebtedness or noncompliance by any Credit Party with such provisions, regardless of the actual or imputed knowledge of any Subordinated Creditor.

5.2.                              Amendments to Lending Agreements. Nothing contained in this Agreement, or in any other agreement or instrument binding upon any of the parties hereto, shall in any manner limit or restrict the ability of Lenders and Agent from increasing or changing the terms of the loans under the Lending Agreements, or to otherwise waive, amend or modify the terms and conditions of the Lending Agreements, in such manner as Lenders, Agent and each applicable Credit Party shall mutually determine. Subordinated Lienholder hereby consents to any and all such waivers, amendments, modifications and compromises, and any other renewals, extensions, indulgences, releases of collateral or other accommodations granted by Lenders and Agent to each applicable Credit Party from time to time, and agrees that, to the extent consistent with the last sentence of the definition of “Senior Indebtedness”, none of such actions shall in any manner affect or impair the relative Lien priorities and subordination established by this

Agreement in respect of the indebtedness payable under the Subordinated Lienholder Agreements.

5.3.                              Bankruptcy Financing Issues.

(a)                                  This Agreement shall continue in full force and effect after the filing of any petition (each, a “Petition”) by or against any Credit Party under the United States Bankruptcy Code (the “Code”) and all converted or succeeding cases in respect thereof or any other insolvency or reorganization proceeding. All references herein to any Credit Party shall be deemed to apply to such Credit Party as debtor-in-possession and to a trustee for such Credit Party. If any Credit Party shall become subject to a proceeding under the Code or any other insolvency or reorganization proceeding (each, an “Insolvency Proceeding”), and if Agent and/or Lenders shall desire to permit the use of cash collateral or to provide post-petition financing from Agent and/or Lenders to such Credit Party under the Code, Subordinated Lienholder agrees as follows: (1) adequate notice to Subordinated Lienholder shall be deemed to have been provided for such post-petition financing if Subordinated Lienholder receives notice thereof at least three (3) Business Days (or such shorter notice as is given to Agent) prior to the earlier of any hearing on a request to approve such post-petition financing or the date of entry of an order approving the same; and (2) no objection will be raised by Subordinated Lienholder to, and it will not contest (or support any Person in contesting) any such use of cash collateral or such post-petition financing from Agent and/or Lenders.

(b)                                 Subject to Section 5.3(a), Subordinated Lienholder shall not contest (or support any Person contesting) (i) any request by Agent and/or Lenders for adequate protection or (ii) any objection by Agent and/or Lenders to any motion, relief, action or proceeding based upon Agent and/or Lenders claiming a lack of adequate protection. Notwithstanding the foregoing provisions in this Section 5.3(b), in any Insolvency Proceeding (i) if Agent and/or Lenders are granted adequate protection in the form of additional collateral in connection with any use of cash collateral or post-petition financing, then Subordinated Lienholder shall receive adequate protection in the form of a Lien on such additional collateral, which Lien shall be subordinated to the Liens securing the Senior Indebtedness and such post-petition financing on the same basis as the other Liens securing the obligations secured by the Liens of the Subordinated Lienholder are so subordinated to the Liens securing the Senior Indebtedness under this Agreement, and (ii) prior to the Discharge of Senior Indebtedness, in the event the Subordinated Lienholder seeks or requests adequate protection in respect of the obligations secured by the Liens of the Subordinated Lienholder and such adequate protection is granted in the form of additional collateral, then the Agent shall also be granted a senior Lien on such additional collateral as security for the Senior Indebtedness and for any post-petition financing provided by Agent and/or Lenders and any Lien on such additional collateral securing the obligations owed to the Subordinated Lienholder shall be subordinate to the Liens on such collateral securing the Senior Indebtedness and any such post-petition financing provided by Agent and/or Lenders and to any other Liens granted to Agent as adequate protection on the same terms as the other Liens securing the obligations owed to the Subordinated Lienholder are subordinated to the Liens securing the Senior Indebtedness.

(c)                                  Subordinated Lienholder shall not join in, solicit any other Person to, or act to cause the commencement of any Insolvency Proceeding or seek appointment of a receiver for the affairs or property of any Credit Party prior to the Discharge of Senior Indebtedness or, if earlier, the termination of the Standstill Period.

5.4.                              Insurance Proceeds. Proceeds of the Collateral include insurance proceeds, and therefore, notwithstanding the terms set forth in the Lending Agreements or Subordinated Lienholder Agreements, the priorities set forth in Section 2.2 govern the ultimate disposition of casualty insurance proceeds. Agent, as the holder of a senior security interest on the Collateral insured shall have the sole and exclusive right, as against Subordinated Lienholder, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of such Collateral. All proceeds of such insurance shall inure to Agent, to the extent of Lenders’ and Agent’s claim, and Subordinated Lienholder shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to Lenders and Agent. In the event Agent, in its sole discretion or pursuant to agreement with any Credit Party, permits such Credit Party to utilize the proceeds of insurance to replace Collateral, the consent of Agent thereto shall be deemed to include the consent of Subordinated Lienholder.

5.5.                              Receipt of Agreements. Subordinated Lienholder hereby acknowledges that it has delivered to Agent a correct and complete copy of the Subordinated Lienholder Agreements as in effect on the date hereof. Subordinated Lienholder, solely for the purposes of this Agreement, hereby acknowledges receipt of a correct and complete copy of each of the Lending Agreements as in effect on the date hereof.

5.6.                              No Amendment of Subordinated Lienholder Agreements. Prior to the Discharge of Senior Indebtedness, neither any Credit Party nor Subordinated Lienholder shall enter into any amendment to or modification of any Subordinated Lienholder Agreements which would (i) increase the principal amount of or interest rate applicable to the Subordinated Indebtedness (excluding fluctuations in underlying indices and imposition of a default rate), (ii) shorten the maturity of the Subordinated Indebtedness, or (iii) add or make more restrictive the covenants, agreements or events of default applicable to the Subordinated Indebtedness, without the prior written consent of Agent.

5.7.                              Notice of Default and Certain Events. Agent and the Subordinated Lienholder shall undertake in good faith to notify the other of the occurrence of any of the following as applicable:

(a)                                  the obtaining of actual knowledge of the occurrence of any default under the Subordinated Lienholder Agreement;

(b)                                 the acceleration of any Senior Indebtedness or of any of the indebtedness payable under the Subordinated Lienholder Agreements;

(c)                                  the granting by Lenders and/or Agent of any waiver of any Event of Default under the Loan Agreement or the granting by Subordinated Lienholder of any waiver of any “default” or “event of default” under the Subordinated Lienholder Agreements;

(d)                                 the payment in full by the Credit Parties (whether as a result of refinancing or otherwise) of all Senior Indebtedness; or

(e)                                  the sale or liquidation of, or realization upon, the Collateral.

The failure of any party to give such notice shall not affect the relative Lien priorities as provided in this Agreement.

5.8.                              Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of receipt, in each case addressed to each party at its address or telecopier number set forth below or at such other address or telecopier number as has been furnished in writing by a party to the other by like notice:

If to Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attention:                                         Douglas Taliaferro

Telephone:                                    212-525-5799

Facsimile:                                            212-525-6905

with a copy to:

Hahn & Hessen LLP

488 Madison Avenue

New York, New York 10022

Attention:                                         Steven J. Seif

Telephone:                                    212-478-7200

Facsimile:                                            212-478-7400

If to Subordinated Lienholder:

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Attention:                                         Beata Hryniewicka

Telephone:                                    212-815-6907

Facsimile:                                            626-835-8465

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036-8299

Attention:                                         Julie M. Allen

Telephone:                                    212-969-3155

Facsimile:                                            212-969-2900

If to any Credit Party:

Rafaella Apparel Group, Inc.

1411 Broadway, 2nd Floor

New York, New York 10018

Attention:                                         Chad Spooner

Telephone:                                    212-403-0300

Facsimile:                                            212-764-9725

with copies to:

Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10171

Attention:                                         George Kollitides

Telephone:                                    212-284-7931

Facsimile:                                            212-284-7916

-and-

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:                                         Ronald Risdon

 and David Rosewater, Esq.

Telephone:                                    212-756-2203

Facsimile:                                            212-593-5955

5.9.                              Binding Effect; Other. This Agreement shall be a continuing agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time and their respective successors and assigns, shall be irrevocable and shall remain in full force and effect until the Discharge of Senior Indebtedness, but shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any amount paid by or on behalf of any Credit Party with regard to the Senior Indebtedness is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee, custodian, or similar officer, for any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made. No action which Lenders, Agent or any Credit Party may take or refrain from taking with respect to the Senior Indebtedness, including any amendments thereto, shall affect the provisions of this Agreement or the obligations of Subordinated Lienholder. Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

6.                                       Representations and Warranties.

(a)                                  Subordinated Lienholder represents and warrants to Agent that (a) it is the holder of the Liens which secure or will secure the indebtedness payable under the Subordinated Lienholder Agreements, and (b) it has full right, power and authority to enter into this Agreement and, to the extent Subordinated Lienholder is an agent or trustee for other parties, that this Agreement shall fully bind all such other parties. Subordinated Lienholder agrees that it shall not assign or transfer any of the Liens without (i) prior notice being given to Agent and (ii) such assignment or transfer being made expressly subject to the terms of this Agreement.

(b)                                 Agent represents and warrants to Subordinated Lienholder that (a) Lenders and Agent are the holders of the Liens which secure or will secure the Senior Indebtedness, and (b) it has full right, power and authority to enter into this Agreement and, to the extent Agent is an agent or trustee for other parties, that this Agreement shall fully bind all such other parties. Agent agrees that it shall not assign or transfer any of the Liens without (i) prior notice being given to Subordinated Lienholder and (ii) such assignment or transfer being made expressly subject to the terms and provisions of this Agreement.

7.                                       Refinancing. In the event that the Senior Indebtedness are refinanced in full in accordance with the last sentence of “Senior Indebtedness”, Subordinated Lienholder agrees at the request of such refinancing party to enter into an intercreditor agreement on terms substantially similar to this Agreement.

8.                                       Proceedings. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST SUBORDINATED LIENHOLDER OR ANY CREDIT PARTY WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY THERETO ACCEPTS FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR LENDERS TO BRING PROCEEDINGS AGAINST SUBORDINATED LIENHOLDER OR ANY CREDIT PARTY IN ANY COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY SUBORDINATED LIENHOLDER OR ANY CREDIT PARTY AGAINST AGENT OR LENDERS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, SHALL BE BROUGHT ONLY IN A COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED THAT NOTWITHSTANDING THE FOREGOING, IF IN ANY JUDICIAL PROCEEDING BY OR AGAINST SUBORDINATED LIENHOLDER OR ANY CREDIT PARTY THAT IS BROUGHT IN ANY OTHER COURT SUCH COURT DETERMINES THAT AGENT IS AN INDISPENSABLE PARTY, SUBORDINATED LIENHOLDER OR SUCH CREDIT PARTY SHALL BE ENTITLED TO JOIN OR INCLUDE EACH PARTY HERETO IN SUCH PROCEEDINGS IN SUCH OTHER COURT. SUBORDINATED LIENHOLDER AND EACH CREDIT PARTY WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.

9.                                       Waiver Of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY CREDITOR, LENDERS OR ANY CREDIT PARTY OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENTS OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR

THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THEIR CONSENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.                                 Credit Party Acknowledgement. Each Credit Party agrees that (i) nothing contained in this Agreement shall be deemed to amend, modify, supersede or otherwise alter the terms of the respective agreements between such Credit Party and each Creditor and (ii) this Agreement is solely for the benefit of the Creditors and shall not give any Credit Party, its successors or assigns or any other Person any rights vis-à-vis any Creditor.

11.                                 Counterparts; Facsimile. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of this 20th day of June, 2005.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Agent

By:	/s/ Lisa H. Augustus
Name:	Lisa H. Augustus
Title:	Vice President

THE BANK OF NEW YORK,
as Subordinated Lienholder

By:	/s/ Beata Hryniewieka
Name:	Beata Hryniewieka
Title:	Assistant Treasurer

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Glenn Palmer
Name:	Glenn Palmer
Title:	Chief Executive Officer

VERRAZANO, INC.

By:	/s/ Glenn Palmer
Name:	Glenn Palmer
Title:	President